Exhibit 99.2

Enservco Corporation Names Veteran Executive Mike Lade Senior Vice President & Chief of Staff

Longmont, CO – September 15, 2023 – Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced the appointment of veteran executive Mike Lade as senior vice president and chief of staff.

Lade is the former president and CFO of Rapid Hot, an oilfield services company recently acquired by Enservco. A certified public account licensed in Texas, Lade has more than 30 years of executive experience with private and NYSE-listed companies, including extensive work in the energy sector. He began his career as an audit manager with Arthur Andersen.

“Mike brings a wealth of experience in operations, corporate development, M&A and capital formation for emerging growth companies,” said Rich Murphy, executive chairman. “He has an extensive entrepreneurial background and is an accomplished turnaround specialist who understands how to drive profitable growth. We look forward to benefitting from his experience and energy.”

Lade added, “With its national footprint, blue-chip customer base and stellar reputation for quality service delivery, Enservco is ideally positioned to capitalize on growth opportunities in the highly fragmented oilfield services space. We are going to focus on increasing market share and driving profitable organic growth, as well as opportunistic M&A activity that can diversify our service mix and reduce the seasonality of our business.”

As a material incentive for entering his employment with Enservco, Lade will receive 250,000 stock options with an exercise price of $0.41 per share, with 125,000 vesting on January 1, 2024, and 125,000 vesting on January 1, 2025.

About Enservco

Through its various operating subsidiaries, Enservco provides a range of oilfield services, including hot oiling, acidizing, frac water heating, and related services. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming, West Virginia, Utah, Michigan, Illinois, Florida, and Louisiana. Additional information is available at www.enservco.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," “should,” and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2022, and subsequently filed documents with the SEC. Forward looking statements in this news release that are subject to risk include ability to expand services mix and grow organically and through M&A, increase market share, and reduce seasonality of the business. It is important that each person reviewing this release understand the significant risks attendant to the operations of Enservco. The Company disclaims any obligation to update any forward-looking statement made herein.

Contact:

Mark Patterson

Chief Financial Officer

Enservco Corporation

mpatterson@enservco.com